Exhibit 99.1

Alico, Inc. Announces Fiscal Year 2015 First Quarter Financial Results

Fort Myers, FL, February 9, 2015 — Alico, Inc. (“Alico”) (NASDAQ:ALCO), an American agribusiness and land management company, today announced financial results for the quarter ended December 31, 2014. Net income attributable to common shareholders for the first quarter of fiscal 2015 was $5.8 million, or $.78 per basic and diluted share, compared to net loss attributable to common shareholders of $0.7 million, or $0.10 per basic and diluted share in the first quarter of fiscal 2014. The first quarter of fiscal 2015 results were significantly impacted by the acquisition of Orange-Co, as announced on December 3, 2014, and the disposition of approximately 36,000 gross acres of land located in Henry County, Florida in November 2014 formerly used for sugarcane production.

Fiscal Year 2015 First Quarter Results

For the first quarter of fiscal year 2015, total operating revenue was $16.2 million as compared to $15.0 million for the first quarter of fiscal year 2014, an increase of 7.8%. The increase in operating revenue was due to an increase of $7.3 million in Citrus Groves revenues related primarily to the Orange-Co acquisition (the “acquisition”) offset by a decrease in Improved Farmland revenues of $5.4 million as the Company exited the sugarcane farming operation and subsequently sold the related farmland in the first quarter of fiscal year 2015.

Historically, our agricultural operations have been seasonal in nature with the second and third quarters generally producing the majority of our annual revenue and the first and fourth quarters producing less revenue.

Total operating expenses for the first quarter of fiscal year 2015 were $13.0 million as compared to $12.4 million for the first quarter of fiscal year 2014, an increase of 4.8%. The slight increase in operating expenses relates to the increased citrus activity due primarily to the acquisition offset by the elimination of sugarcane farming expenses.

Gross profit for the first quarter of fiscal year 2015 was $3.1 million compared to $2.6 million in the first quarter of fiscal year 2014, an increase of $0.6 million or 22.3%.

Corporate general and administrative expenses for the first quarter of fiscal year 2015 totaled $5.4 million compared to $3.6 million in the first quarter of fiscal year 2014, an increase of $1.9 million. The increase in general and administrative expenses for the three months ended December 31, 2014 versus the same period of the prior year relates primarily to professional and legal fees associated with the acquisition which totaled approximately $3.6 million. The general and administrative expenses for the first quarter of fiscal year 2014 included $1.7 million of costs incurred related to the change in control from November 2013.

Other income (expense), net for the three months ended December 31, 2014 is approximately $12.1 million more than the same period of the prior year due to an approximate $1.0 million loss on extinguishment of debt, an increase of approximately $0.6 million in interest expense and a partial recognition of the gain on sale for the sugarcane land as discussed above.

Net income attributable to common shareholders for the first quarter of fiscal 2015 was $5.8 million, or $0.78 per basic and diluted share, compared to net loss of $0.7 million, or $0.10 per basic and diluted share in the first quarter of fiscal 2014.

Adjusted EBITDA (defined as net income excluding interest expense, income taxes, depreciation and amortization and transaction costs) for the first quarter of fiscal year 2015 was $3.2 million as compared to $3.3 million for the first quarter of fiscal year 2014, an decrease of $0.1 million. A reconciliation of Adjusted EBITDA to net income is provided at the end of this release.

The Company paid a first quarter cash dividend of $0.06 per share on its outstanding common stock on January 14, 2015, to shareholders of record at December 31, 2014.

Balance Sheet and Liquidity

The Company had working capital of approximately $42.0 million and $96.4 million at December 31, 2014 and September 30, 2014, respectively. The September 30, 2014 working capital balance included approximately $53.9 million in sugar land assets held for sale that were reinvested in long term assets by December 31, 2014. Cash used in operating activities was $18.9 million for the first quarter of fiscal year 2015 as compared to $4.1 million for the first quarter of fiscal year 2014. Availability under the revolving lines of credit was $63.4 and $60.0 million at December 31, 2014 and September 30, 2014, respectively. Due to the seasonal nature of our business, working capital requirements are typically greater in the first and fourth quarters of our fiscal year coinciding with our harvesting cycles. Cash flows from operating activities typically improve in our second and third fiscal quarters as we harvest our crops.

About Alico

Alico is a holding company with assets and related operations in agriculture and natural resources. In addition to its citrus operations, Alico is currently involved in cattle ranching, water management, mining and other natural resources, including approximately 113,400 acres of agricultural assets and 90,000 acres of mineral rights. In November 2013, 734 Investors, LLC acquired a controlling 51 percent stake in Alico. Subsequent to this investment, the company has executed on a strategy of optimizing assets and capital allocation. The company expects to continue this strategy by using its free cash flow and balance sheet capacity to execute additional acquisitions, where management believes it can add value and generate attractive returns for Alico’s shareholders. Learn more about Alico (NASDAQ: ALCO) at www.alicoinc.com or follow Alico on Facebook and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, import and export of fresh product, increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities; onetime events; acquisitions; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor Contact:

Mark Humphrey

Senior Vice President and Chief Financial Officer

(239) 226-2000

mhumphrey@alicoinc.com

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA are important measures to evaluate our results of operations between periods on a more comparable basis. Adjusted EBITDA provides an adjusted view of EBITDA that takes into account certain significant non-recurring transactions, if any, which vary significantly between periods. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. Net income which management considers being the most directly comparable financial measure calculated and presented in accordance with GAAP is reconciled to Unaudited EBITDA and Adjusted EBITDA, as follows:

(in thousands)	Three Months Ended December 31,
	2014	2013

Net income	$5,775	$(704)
Interest expense, net	860	276
Loss on extinguishment of debt	946	-
Income taxes	3,763	(547)
Depreciation and amortization	1,841	2,502

EBITDA	13,186	1,527
Transaction Costs	3,579	1,745
Gain on sale of real estate	(13,613)	-

Adjusted EBITDA	$3,151	$3,272

ALICO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended December 31,
	2014	2013
Operating revenues:
Citrus Groves	$12,898	$5,633
Agricultural Supply Chain Management	1,183	2,106
Improved Farmland	1,092	6,532
Ranch and Conservation	836	531
Other Operations	149	187
Total operating revenue	16,158	14,989

Operating expenses:
Citrus Groves	10,059	3,898
Agricultural Supply Chain Management	1,371	2,325
Improved Farmland	791	5,530
Ranch and Conservation	745	603
Other Operations	48	62
Total operating expenses	13,014	12,418

Gross profit	3,144	2,571
Corporate general and administrative	5,430	3,561

Loss from operations	(2,286)	(990)

Other income (expense), net:
Interest and investment income, net	2	36
Interest expense	(860)	(269)
Loss on extinguishment of debt	(947)	-
Gain on sale of real estate	13,613	-
Other income (loss), net	16	(28)
Total other income (expense), net	11,824	(261)

Income (loss) before income taxes	9,538	(1,251)
Income taxes (benefit)	3,763	(547)

Net income (loss) attributable to common shareholders	5,775	(704)

Comprehensive income, net of tax effect	-	-

Comprehensive income (loss) attributable to common shareholders	$5,775	$(704)

Weighted-average number of shares outstanding:
Basic	7,367	7,283
Diluted	7,367	7,283
Earnings (loss) per common share:
Basic	$0.78	$(0.10)
Diluted	$0.78	$(0.10)

Cash dividends declared per common share	$0.06	$0.12

ALICO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollars in thousands, except share and per share amounts)

	December 31, 2014	September 30, 2014
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$1,788	$30,779
Investments	264	263
Accounts receivable, net	9,345	3,847
Inventories	49,971	19,929
Assets held for sale	2,050	56,681
Other current assets	2,727	573
Total current assets	66,145	112,072

Investment in Magnolia Fund	1,085	1,435
Investments, deposits and other non-current assets	5,931	1,933
Cash surrender value of life insurance	691	695
Property, buildings and equipment, net	337,597	87,432
Total assets	$411,449	$203,567

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,344	$1,729
Long-term debt, current portion	9,125	2,000
Accrued expenses	5,094	1,618
Income taxes payable	3,734	4,572
Dividend payable	442	442
Accrued ad valorem taxes	154	1,850
Capital lease obligation	258	-
Other current liabilities	1,994	3,485
Total current liabilities	24,145	15,696

Long-term debt, net of current portion	173,875	32,000
Line of credit	14,275	-
Other liability, noncurrent	3,750	-
Deferred gain on sale	29,140	-
Capital lease obligation, noncurrent	839	839
Deferred income taxes, net of current portion	5,810	5,739
Deferred retirement benefits, net of current portion	3,871	3,856
Total liabilities	255,705	58,130

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value. Authorized 1,000,000 shares; issued and outstanding, none	-	-
Common stock, $1 par value; 15,000,000 shares authorized; 7,377,106 shares issued and
7,366,738 and 7,361,340 shares outstanding at December 31, 2014 and September 30,
2014, respectively	7,377	7,377
Additional paid in capital	3,724	3,742
Treasury stock at cost 10,368 and 15,766 shares held at December 31, 2014 and
September 30, 2014, respectively	(427)	(650)
Retained earnings	140,301	134,968
Total Alico stockholders’ equity	150,975	145,437

Noncontrolling interest	4,769	-

Total liabilities and stockholders’ equity	$411,449	$203,567